Exhibit 99.1

Corporate Communications W. R. Grace & Co. 7500 Grace Drive Columbia, MD 21044

CONTACT:	Media Relations: Greg Euston (212) 468-3734 greg.euston@mslpr.com	Investor Relations: Bridget Sarikas (410) 531-4194 investor.relations@grace.com

GRACE REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

COLUMBIA, Maryland, January 24, 2006 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the fourth quarter and full year ended December 31, 2005. Highlights are as follows:

•	Sales for the fourth quarter of 2005 were $636.4 million compared with $589.1 million in the prior year quarter, an 8% increase (a 9.6% increase before the effects of currency translation). The increase was attributable primarily to higher sales volume in all geographic regions, improved product mix and selling price increases in response to cost inflation. Sales increased 5.8% for the Davison Chemicals segment and 10.7% for the Performance Chemicals segment.

•	Net loss in the fourth quarter of 2005 was $0.6 million, or $0.01 per diluted share, compared with a net loss of $487.4 million, or $7.36 per diluted share, in the prior year quarter. The 2005 fourth quarter includes a pre-tax charge of $30.0 million ($19.5 million after tax) to adjust estimated costs to resolve certain noncore obligations, primarily environmental cleanup, and a $20.0 million pre-tax gain ($13.0 million after tax) from a payment by an insolvent insurance carrier for pre-Chapter 11 asbestos-related costs. The 2004 fourth quarter included a $476.6 million pre-tax charge ($309.8 million after tax) to adjust Grace’s liability for asbestos-related litigation, net of insurance, as reflected in its proposed plan of reorganization, and a $94.1 million pre-tax charge ($61.2 million after tax) to adjust interest accruals on pre-petition obligations to the rates reflected in the plan.

•	Pre-tax income from core operations was $46.1 million in the fourth quarter, 36.4% higher than the 2004 fourth quarter. Pre-tax operating income of the Performance Chemicals segment was $32.6 million, up 26.4% compared with the 2004 fourth quarter, attributable principally to higher sales volume and productivity gains. Pre-tax operating income of the Davison Chemicals segment was $39.5 million, up 9.4% compared with the fourth quarter of 2004, as strong sales of catalysts worldwide and the favorable effects from the prepayment of a royalty obligation offset the negative impact on sales and costs from Hurricanes Katrina and Rita and higher costs of natural gas and certain raw materials.

•	Sales for the year ended December 31, 2005 were $2,569.5 million compared with $2,259.9 million for the prior year, a 13.7% increase (a 12.8% increase before the effects of currency translation). Net income for 2005 was $67.3 million, or $1.00 per diluted share, compared with a net loss in 2004 of ($402.3) million, or ($6.11) per diluted share. Pre-tax income from core operations amounted to $201.5 million for the year, a 12.4% increase over 2004, primarily attributable to higher sales.

‘‘We continued to deliver solid sales growth in the fourth quarter, capping a successful operating year for our company,’’ said Grace’s President and Chief Executive Officer Fred Festa. ‘‘Working with our many valued customers, we have successfully improved business fundamentals through a combination of innovation and productivity. Our businesses ended 2005 with nearly 14% sales growth and 12% operating profit growth in a year where we faced considerable cost pressures and extraordinary events.’’

CORE OPERATIONS

Davison Chemicals

Fourth quarter sales for the Davison Chemicals segment, which includes silica- and alumina-based catalysts and materials used in a wide range of industrial applications, were $338.3 million, up 5.8% from the prior year quarter (a 7.9% increase before the effects of currency translation). Key factors contributing to the sales increase were: (1) increased demand for fluid cracking catalysts, particularly those used to help produce clean fuels, and continued strong demand for hydroprocessing catalysts that upgrade heavy crude oil, (2) selling price increases, including the pass-through of higher costs for commodity metals, and surcharges to partially offset natural gas inflation, and (3) continued growth in specialty catalysts used in the manufacture of polyethylene and polypropylene. Sales increases were partially offset by reduced demand for silica-based products used in industrial applications, especially in Europe, and lost volume due to the impact of Hurricanes Rita and Katrina on customers. Sales were up in all regions with a strong increase in fluid cracking catalysts sales in Europe.

Operating income of the Davison Chemicals segment for the fourth quarter of 2005 was $39.5 million compared with $36.1 million in the 2004 fourth quarter, a 9.4% increase. Operating margin was 11.7%, about 0.4 percentage points higher than the prior year quarter. The increase in operating income was primarily attributable to higher sales of catalysts, productivity gains, and the favorable impact from prepayment of a royalty obligation.

Sales of the Davison Chemicals segment for the year ended December 31, 2005 were $1,370.2 million, up 14.9% from 2004 (up 14.2% excluding the effects of currency translation). Full year operating income was $157.1 million, compared with $148.2 million for the prior year, a 6.0% increase, with operating margins at 11.5% compared with 12.4% in 2004. Full year operating results reflect higher sales in all regions and major product lines and from acquisitions; offset by the negative effects of the hurricanes in the Gulf of Mexico, higher raw material and energy costs and incremental costs associated with integrating business functions and processes.

Performance Chemicals

Fourth quarter sales for the Performance Chemicals segment, which includes specialty chemicals and materials used in commercial and residential construction and in rigid food and beverage packaging, were $298.1 million, up 10.7% from the prior year quarter (up 11.8% before the effects of currency translation). Key factors contributing to the sales increase were: (1) volume growth in products directed at high-growth industry, geographic and customer segments; (2) continued steady construction activity in the United States; and (3) higher selling prices in response to increases in raw material costs. Sales were up in all regions, reflecting geographic expansion, recent acquisitions and other growth initiatives.

Operating income for the Performance Chemicals segment was $32.6 million in the fourth quarter of 2005 compared with $25.8 million for the fourth quarter of 2004, a 26.4% increase. Operating margin of 10.9% was 1.3 percentage points higher than the fourth quarter of 2004. Higher operating income and margins were primarily a result of sales volume growth, partially offset by raw material inflation.

Sales of the Performance Chemicals segment for the year ended December 2005 were $1,199.3 million, up 12.3% from 2004 (up 11.1% excluding the effects of currency translation). Full year operating income was $151.1 million compared with $131.8 million for the prior year, a 14.6% increase, reflecting higher sales volume, and positive results from productivity and cost containment initiatives, partially offset by raw material cost inflation. Operating margin of 12.6% was slightly higher than the prior year.

Corporate Costs

Corporate costs related to core operations were $26.0 million in the fourth quarter of 2005 compared with $28.1 million in the prior year quarter, and $106.7 million for the full year 2005 compared with $100.7 million for 2004. The full year increase was attributable primarily to higher pension expense and costs to support global supply chain initiatives.

OTHER MATTERS

In the fourth quarter of 2005, Grace increased its estimate for the cost of resolving non-core liabilities by $30.0 million, primarily environmental clean-up costs, to account for more current and comprehensive estimates of future spending. Also in the fourth quarter, Grace received a $20.0 million payment from a group of insolvent insurance companies for coverage of asbestos-related costs incurred prior to Grace’s Chapter 11 filing.

As previously disclosed, Grace and current and former employees are defendants in a criminal proceeding related to former vermiculite mining operations in Montana, and Grace and two employees are defendants in a civil lawsuit related to the clean-up of a former vermiculite processing site in New Jersey. Grace’s fourth quarter and full year financial statements include $7.5 million and $22.0 million, respectively, of legal costs (included as part of ‘‘Selling, general and administrative expenses’’ in the Consolidated Statement of Operations, and ‘‘Pre-tax income (loss) from noncore activities’’ in the Segment Basis Analysis) for the defense of Grace and the named individuals with respect to these lawsuits. At this time, Grace cannot predict the outcome of these lawsuits nor the extent of any financial impact. Defense costs are being expensed as incurred.

CASH FLOW AND LIQUIDITY

Grace’s net cash flow from operating activities for 2005 was $54.4 million, compared with $313.0 million for 2004. The 2005 cash flow includes an increase in working capital in response to higher sales and bankruptcy court-approved payments aggregating $119.7 million to resolve U.S. federal tax return audits and an environmental contingency at a formerly owned site. For 2005 pre-tax income from core operations before depreciation and amortization was $315.5 million, 9.5% higher than in 2004, a result of the higher income from core operations described above. Cash used for investing activities in 2005 was $65.0 million, primarily reflecting capital replacements, partially offset by proceeds from the termination of life insurance policies.

At December 31, 2005, Grace had available liquidity in the form of cash ($474.7 million), net cash value of life insurance ($84.8 million) and available credit under its debtor-in-possession facility ($211.3 million). Grace believes that these sources and amounts of liquidity are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings for the foreseeable future. Grace’s debtor-in-possession credit facility expires on March 31, 2006 and is expected to be renewed at the current level of $250 million.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.–Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the ‘‘Filing’’). Grace’s non-U.S. subsidiaries and certain of its U.S. subsidiaries were not part of the Filing. Since the Filing, all motions necessary to conduct normal business activities have been approved by the Bankruptcy Court.

On November 13, 2004, Grace filed a plan of reorganization, as well as several associated documents, including a disclosure statement, with the Bankruptcy Court. On January 13, 2005, Grace filed an amended plan of reorganization (the ‘‘Plan’’) and related documents to address certain objections of creditors and other interested parties. The amended Plan is supported by committees representing general unsecured creditors and equity holders, but is not supported by committees representing asbestos personal injury claimants and asbestos property damage claimants. The Bankruptcy Court proceedings are currently focused on the estimation of Grace’s asbestos-related liabilities. The Bankruptcy Court has approved a process and timeline for the estimation of asbestos-related property damage and personal injury claims, with estimation hearings targeted for the fall of 2006.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims, tax matters and other obligations) are subject to compromise under the Chapter 11 process. The Chapter 11 proceedings, including related litigation and the claims valuation process, could result in allowable claims that differ materially from recorded amounts. Grace will adjust its estimates of allowable claims as facts come to light during the Chapter 11 process that justify a change, and as Chapter 11 proceedings establish court-accepted measures of Grace’s noncore liabilities. See Grace’s recent Securities and Exchange Commission filings for discussion of noncore liabilities and contingencies.

* * * * *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; specialty chemicals, additives and materials for commercial and residential construction; and sealants and coatings for food packaging. With annual sales of more than $2.5 billion, Grace has about 6,500 employees and operations in nearly 40 countries. For more information, visit Grace's web site at www.grace.com.

* * * * *

This announcement contains forward-looking statements that involve risks and uncertainties, as well as statements that are preceded by, followed by or include the words ‘‘believes,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘targets,’’ ‘‘will,’’ ‘‘expects,’’ ‘‘anticipates,’’ or similar expressions. For such statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results might differ materially from those projected in the forward-looking statements. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace's bankruptcy and proposed plan of reorganization, Grace's legal proceedings, the cost and availability of raw materials, especially natural gas and petroleum-based raw materials, risks related to foreign operations, especially, security, regulation and currency risks and those factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

W. R. Grace & Co. and Subsidiaries Consolidated Statement of Operations (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
Amounts in millions, except per share amounts	2005	2004	2005	2004
Net sales	$636.4	$589.1	$2,569.5	$2,259.9
Cost of goods sold, exclusive of depreciation and amortization shown separately below	431.4	381.8	1,689.8	1,431.5
Selling, general and administrative expenses, exclusive of net pension expense and depreciation shown separately below	131.1	125.2	481.1	442.8
Depreciation and amortization	27.9	28.4	114.0	108.8
Research and development expenses	14.1	12.3	59.2	51.1
Net pension expense	17.5	16.0	71.9	61.9
Interest expense and related financing costs	14.0	98.8	55.3	111.1
Other (income) expense	(33.0)	(19.3)	(67.4)	(68.4)
Provision for asbestos-related litigation, net of insurance	—	476.6	—	476.6
Provision for environmental remediation	25.0	1.6	25.0	21.6
	628.0	1,121.4	2,428.9	2,637.0
Income (loss) before Chapter 11 expenses, income taxes and minority interest	8.4	(532.3)	140.6	(377.1)
Chapter 11 expenses, net	(11.0)	(6.2)	(30.9)	(18.0)
Benefit from (provision for) income taxes	4.7	53.4	(21.3)	1.5
Minority interest in consolidated entities	(2.7)	(2.3)	(21.1)	(8.7)
Net income (loss)	$(0.6)	$(487.4)	$67.3	$(402.3)
Basic earnings (loss) per common share	$(0.01)	$(7.36)	$1.01	$(6.11)
Average number of basic shares	66.9	66.2	66.8	65.8
Diluted earnings (loss) per common share	$(0.01)	$(7.36)	$1.00	$(6.11)
Average number of diluted shares	66.9	66.2	67.3	65.8

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace’s Annual Report on Form 10-K. Any changes will be reflected in the Form 10-K and promptly disclosed publicly, if material.

W. R. Grace & Co. and Subsidiaries Segment Basis Analysis (Unaudited)	Three Months Ended December 31,			Year Ended December 31,
Amounts in millions	2005	2004	% Change	2005	2004	% Change
Net Sales:
Davison Chemicals	338.3	319.7	5.8%	1,370.2	1,192.2	14.9%
Performance Chemicals	298.1	269.4	10.7%	1,199.3	1,067.7	12.3%
Total Grace sales	$636.4	$589.1	8.0%	$2,569.5	$2,259.9	13.7%
Pre-tax operating income:
Davison Chemicals	$39.5	$36.1	9.4%	$157.1	$148.2	6.0%
Performance Chemicals	32.6	25.8	26.4%	151.1	131.8	14.6%
Corporate costs	(26.0)	(28.1)	7.5%	(106.7)	(100.7)	(6.0%)
Pre-tax income from core operations(a)	46.1	33.8	36.4%	201.5	179.3	12.4%
Pre-tax income (loss) from noncore activities(a)	(27.6)	(469.7)	94.1%	(30.3)	(457.1)	93.4%
Interest expense	(14.0)	(98.8)	85.8%	(55.3)	(111.1)	50.2%
Interest income	1.2	0.1	NM	3.6	3.1	16.1%
Income (loss) before Chapter 11 expenses and income taxes	5.7	(534.6)	101.1%	119.5	(385.8)	131.0%
Chapter 11 expenses, net	(11.0)	(6.2)	(77.4%)	(30.9)	(18.0)	(71.7%)
Benefit from (provision for) income taxes	4.7	53.4	(91.2%)	(21.3)	1.5	NM
Net income (loss)	$(0.6)	$(487.4)	99.9%	$67.3	$(402.3)	116.7%
Key Financial Measures:
Pre-tax income from core operations as a percentage of sales:
Davison Chemicals	11.7%	11.3%	0.4 pts.	11.5%	12.4%	(0.9) pts.
Performance Chemicals	10.9%	9.6%	1.3 pts.	12.6%	12.3%	0.3 pts.
Total core operations	7.2%	5.7%	1.5 pts.	7.8%	7.9%	(0.1) pts.
Total core operations adjusted for profit sharing of joint ventures(b)	7.7%	6.1%	1.6 pts.	8.7%	8.3%	0.4 pts.
Pre-tax income from core operations before depreciation and amortization(a)	$74.0	$62.2	19.0%	$315.5	$288.1	9.5%
As a percentage of sales	11.6%	10.6%	1.0 pts.	12.3%	12.7%	(0.4) pts.
Gross profit percentage (sales less cost of goods sold as a percent of sales)(c)	29.1%	31.7%	(2.6) pts.	31.0%	33.0%	(2.0) pts.
Net Sales by Region:
North America	$261.0	$250.2	4.3%	$1,087.1	$979.0	11.0%
Europe	237.7	209.5	13.5%	936.1	815.7	14.8%
Asia Pacific	98.6	97.4	1.2%	403.2	349.2	15.5%
Latin America	39.1	32.0	22.2%	143.1	116.0	23.4%
Total	$636.4	$589.1	8.0%	$2,569.5	$2,259.9	13.7%

Note (a): The above chart, as well as the financial discussion in other parts of this earnings release, divides Grace’s financial results between ‘‘core operations’’ and ‘‘non-core activities’’. Core operations comprise the financial results of Davison Chemicals, Performance Chemicals and the cost of corporate activities that directly or indirectly support business operations. In contrast, non-core activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products. Grace uses pre-tax income from core operations as a factor in determining certain incentive compensation and as a key factor in its management’s decision-making process. Neither pre-tax income from core operations nor pre-tax income from core operations before depreciation and amortization purport to represent income or cash flow as defined under generally accepted accounting principles, and should not be considered an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish operating results of Grace’s current business base from results and related assets and liabilities of past businesses, discontinued products, and corporate legacies including the effect of Grace’s Chapter 11 proceedings.

Note (b): Reflects the add-back of minority interests in consolidated subsidiaries.

Note (c): Includes depreciation and amortization related to manufacturing of products.

NM – Not Meaningful

W. R. Grace & Co. and Subsidiaries Consolidated Statement of Cash Flows (Unaudited)	Year Ended December 31,
Amounts in millions	2005	2004
OPERATING ACTIVITIES
Income (loss) before Chapter 11 expenses, income taxes and
minority interest	$140.6	$(377.1)
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	114.0	108.8
Interest accrued on pre-petition liabilities subject to compromise	50.6	106.4
Net (gain) loss on sales of investments and disposals of assets	0.7	0.8
Net pension expense	71.9	61.9
Payments to fund pension plans	(47.7)	(33.3)
Net gain from litigation settlement	—	(51.2)
Cash received from litigation settlement	—	62.5
Provision for environmental remediation	25.0	21.6
Provision for asbestos-related litigation, net of insurance	—	476.6
Loss on sale of business	1.1	—
Provision for uncollectible receivables	2.6	1.9
Income from life insurance policies, net	(3.5)	(3.0)
Payments under postretirement benefit programs	(11.9)	(12.5)
Expenditures for environmental remediation	(6.7)	(9.0)
Expenditures for retained obligations of discontinued operations	(1.0)	(1.8)
Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:
Working capital items	(46.3)	(15.8)
Other accruals and non-cash items	(45.3)	27.4
Net cash provided by (used for) operating activities before income taxes and Chapter 11 expenses	244.1	364.2
Cash paid to settle noncore contingencies	(119.7)	—
Chapter 11 expenses paid	(24.3)	(13.5)
Income taxes paid, net of refunds	(45.7)	(37.7)
Net cash provided by (used for) operating activities	54.4	313.0
INVESTING ACTIVITIES
Capital expenditures for property and equipment	(81.1)	(62.9)
Businesses acquired, net of cash acquired	(5.5)	(66.3)
Proceeds from termination of life insurance policies	14.8	—
Net investment in life insurance policies	(1.7)	(14.0)
Proceeds from life insurance policies	2.2	15.8
Proceeds from sales of investments and disposals of assets	1.8	1.8
Proceeds from sale of business	4.5	—
Net cash provided by (used for) investing activities	(65.0)	(125.6)
FINANCING ACTIVITIES
Net payments of loans secured by cash value of life insurance policies	(0.6)	(4.0)
Net (repayments) borrowings under credit arrangements	(10.4)	1.2
Fees under debtor-in-possession credit facility	(2.2)	(2.1)
Proceeds from exercise of stock options	3.1	4.2
Net cash provided by (used for) financing activities	(10.1)	(0.7)
Effect of currency exchange rate changes on cash and cash equivalents	(15.0)	14.5
Increase (decrease) in cash and cash equivalents	(35.7)	201.2
Cash and cash equivalents, beginning of period	510.4	309.2
Cash and cash equivalents, end of period	$474.7	$510.4

W. R. Grace & Co. and Subsidiaries Consolidated Balance Sheet (Unaudited)	December 31, 2005	December 31, 2004
Amounts in millions
ASSETS
Current Assets
Cash and cash equivalents	$474.7	$510.4
Trade accounts receivable, net	401.7	390.9
Inventories	278.3	248.3
Deferred income taxes	27.3	16.3
Other current assets	71.6	62.6
Total Current Assets	1,253.6	1,228.5
Properties and equipment, net	589.7	645.3
Goodwill	103.9	111.7
Cash value of life insurance policies, net of policy loans	84.8	96.0
Deferred income taxes	704.1	667.4
Asbestos-related insurance expected to be realized after one year	500.0	500.0
Other assets	281.3	290.0
Total Assets	$3,517.4	$3,538.9
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$2.3	$12.4
Accounts payable	166.8	146.0
Income taxes payable	10.1	7.7
Other current liabilities	197.9	206.1
Total Current Liabilities	377.1	372.2
Debt payable after one year	0.4	1.1
Deferred income taxes	54.3	64.1
Minority interest in consolidated affiliates	36.4	15.4
Unfunded defined benefit pension liability	447.9	424.9
Other liabilities	41.8	75.3
Total Liabilities Not Subject to Compromise	957.9	953.0
Liabilities Subject to Compromise
Pre-petition debt plus accrued interest	684.7	645.8
Accounts payable	31.5	31.3
Income tax contingencies	134.5	210.4
Asbestos-related liability	1,700.0	1,700.0
Environmental remediation	342.0	345.0
Post-retirement benefits	187.7	196.3
Other liabilities and accrued interest	74.7	78.9
Total Liabilities Subject to Compromise	3,155.1	3,207.7
Total Liabilities	4,113.0	4,160.7
Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	423.4	426.5
Accumulated deficit	(505.9)	(573.2)
Treasury stock, at cost	(119.7)	(125.9)
Accumulated other comprehensive loss	(394.2)	(350.0)
Total Shareholders’ Equity (Deficit)	(595.6)	(621.8)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,517.4	$3,538.9